                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                CHICO'S FAS, INC.


         CHICO'S FAS, INC., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), in order to amend its Amended and Restated Articles of Incorporation as now in effect (the "Articles of Incorporation"), in accordance with the requirements of Chapter 607, Florida Statutes, does hereby certify as follows:

         1. The name of the Corporation is CHICO'S FAS, INC.

         2. The amendment being effected hereby (the "Amendment") was duly adopted and approved by the Board of Directors of the Corporation by the execution of a written consent effective April 25, 2001.

         3. The Amendment was duly adopted and approved by a majority of the shareholders of the Corporation at a meeting of shareholders on June 19, 2001 and the number of votes cast for the Amendment were sufficient for approval.

         4. These Articles of Amendment of the Amended and Restated Articles of Incorporation of Chico's FAS, Inc. (the "Articles of Amendment") shall be effective upon filing hereof with the Department of State of the State of Florida.

         5. The Amendment causes the authorized common stock of the Corporation to increase from 50,000,000 shares of common stock, par value $.01 per share to 100,000,000 shares of common stock, par value $.01 per share.

         6. The Amended and Restated Articles of Incorporation are hereby amended by deleting Section 1(a) of Article IV thereof in its entirety, and in its place and stead substituting the following:

        *                              *                              *

                           (a) The total number of shares of capital stock
                  authorized to be issued by this Corporation shall be:

                           2,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                           100,000,000 shares of common stock, par value $.01 per share (the "Common Stock").


        *                              *                              *

         IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment of the Amended and Restated Articles of Incorporation of Chico's FAS, Inc. this 19th day of June, 2001.

                                               CHICO'S FAS, INC.



                                               By: /s/ Marvin J. Gralnick
                                                  ------------------------------
                                                        President, CEO
                                                        Marvin J. Gralnick


                                  Page 2 of 2